Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 33-08837, 33-84116, 33-84118, 33-84120, 33-84122, 33-84124, 333-33231, 333-36071, 333-57488) and Form S-3 (File Nos. 33-70618, 333-58110) of Gateway, Inc. of our report dated January 24, 2002, except for the second paragraph of Note 5 - Contingencies, as to which the date is February 1, 2002, relating to the consolidated financial statements and financial statement schedule, which appears in this Annual Report on Form 10-K. We also consent to the references to us under the heading “Selected Consolidated Financial Data” in such Annual Report.

/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP

San Diego, California
February 11, 2002